EXHIBIT 2.2

AGREEMENT AND PLAN OF REORGANIZATION

DATED: August 15, 1997

TABLE OF CONTENTS

Agreement and Plan of Reorganization

	This Agreement and Plan of Reorganization ("Agreement") is made as of August 15, 1997, by Transit Group, Inc., f/k/a General
Parcel Service, Inc., a Florida corporation ("TGI"), Capitol
Warehouse, Inc., a Kentucky corporation (the "Company"), and
Jerry Pennington, an individual resident in Kentucky ("Seller").

RECITALS

	A.	The parties intend that, subject to the terms and conditions set forth herein, a new corporation that will be organized in Kentucky as a wholly owned subsidiary of TGI ("Newco") will merge with and into the Company in a reverse triangular merger
(the "Merger"), with the Company to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement, the Articles of Merger substantially in the form of Exhibit A hereto (the "Articles of Merger") and the applicable provisions of the laws of Kentucky.

	B.	Upon the effectiveness of the Merger, all the outstanding
capital stock of the Company will be converted into capital stock of TGI, in the manner and on the basis determined herein and as provided in the Articles of Merger.

	C.	The Merger is intended to be treated as a "purchase" for
accounting purposes and a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue
Code of 1986, as amended (the "Code"), by virtue of the provisions of Section 368(a)(2)(D) of the Code.

AGREEMENT

	For and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

	1.	DEFINITIONS

	For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

	"Agreement" --this Agreement and Plan of Reorganization together with all Schedules and Exhibits hereto.

	"Balance Sheet"--as defined in Section 3.4.

 	"Closing"--as defined in Section 2.3.

	"Closing Date"--the date and time as of which the Closing actually takes place.

	"Company"--collectively the Company identified in the Recitals to this Agreement together with each subsidiary of same.

	"Company Disclosure Letter"--the disclosure letter delivered by Seller to TGI concurrently with the execution and delivery of this Agreement.

	"Contemplated Transactions"--all of the transactions contemplated by this Agreement, including:

	(a) the merger of Newco and the Company;

	(b) 	the execution, delivery, and performance of  the
Employment Agreement, Noncompetition Agreement, Subscription
Agreement and the Escrow Agreement; and

	(c) 	the performance by TGI, the Company and Seller of their
respective covenants and obligations under this Agreement.

	"Damages"--as defined in Section 9.2.

	"Effective Time" --the effective time of the Merger as defined in Section 2.1.

	"Employment Agreement" --as defined in Section 2.8(a)(v).

	"Environmental Law"--any law or regulation that requires or relates to:

	(a) 	advising appropriate authorities, employees, and the
public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment;

	(b) 	preventing or reducing to acceptable levels the release of
pollutants or hazardous substances or materials into the environment;

	(c) 	reducing to acceptable levels the risks inherent in the
transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

	(d) 	cleaning up pollutants that have been released, preventing
the threat of release, or paying the costs of such clean up or prevention; or

	(e) 	making responsible parties pay private parties, or groups
of them, for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

	"ERISA"--the Employee Retirement Income Security Act of 1974, as amended, and regulations and rules issued pursuant to that act or any successor law.

	"Escrow Agreement" --as defined in Section 9.5.

	"GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in
Section 3.4 were prepared.

	"Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

	"Merger"--as defined in the Recitals hereto.

	"Noncompetition Agreements"--as defined in Section 2.8(a)(iii).

	"Occupational Safety and Health Law"--any law or regulation designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

	"Redemption Period" --as defined in Section 2.9.

	"Redemption Request" --as defined in Section 2.9.

	"Securities Act"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that act or any successor law.

	"TGI"--as defined in the first paragraph of this Agreement.


	2.	PLAN OF REORGANIZATION

	2.1	THE MERGER

   Subject to the terms and conditions of this Agreement, prior to the Closing Date, TGI will incorporate and organize Newco and will cause the Board of Directors and shareholders of Newco to approve the Merger and perform all of the duties of Newco set forth in this Agreement. Subject to the terms and conditions of this Agreement, the Articles of Merger will be filed with the Secretary of State of the State of Kentucky on the Closing Date. The date and time that the Articles of Merger is filed with the Kentucky Secretary of State and the Merger thereby becomes effective will be referred to in this Agreement as the "Effective Time." Subject to the terms and conditions of this Agreement and the Articles of Merger, Newco will be merged with and into the Company in a statutory merger pursuant to the Articles of Merger and in accordance with applicable provisions of Kentucky law as follows:

		2.1.1	Conversion of Company Common Stock.  The shares of
common stock of the Company, no par value (the "Company Common
Stock"), that are issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger and at the Effective Time and without further action on the part of any holder thereof, be converted into the right to receive that number of shares of fully paid and nonassessable common stock of TGI, $.01 par value per share ("TGI Common Stock"), determined by dividing US Four Million Dollars ($4,000,000) by the Market
Value of a share of TGI Common Stock as defined below.  Market
Value shall be defined as the average of the high and low sales price for such shares for each of the ten (10) trading days ending three (3) days prior to the Closing Date as reported in the Wall Street Journal, which the parties acknowledge as of the date hereof to be $6.2375, which results in the issuance of an aggregate of 641,283 shares to Seller at Closing.

		2.1.2	Conversion of Newco Shares.  Each share of Newco Common
Stock, par value $0.01 ("Newco Common Stock"), that is issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger and without further action on the part of the sole shareholder of Newco, be converted into and become one share of common stock of the Company, as the surviving corporation, that is to be issued and outstanding immediately after the Effective Time, which shall be the only share of Company Common Stock that is issued and outstanding immediately after the Effective Time.

 2.2	FRACTIONAL SHARES

   No fractional shares of TGI Common Stock will be issued in connection with the Merger.

		2.3	EFFECTS OF THE MERGER

   At the Effective Time: (a) the separate existence of Newco will cease and Newco will be merged with and into the Company and the Company will be the surviving corporation pursuant to the terms of the Articles of Merger; (b) the Articles of Incorporation and Bylaws of Newco will be the Articles of Incorporation and Bylaws of the surviving corporation; (c) each share of Newco Common Stock outstanding immediately prior to the Effective Time will be converted as provided in Section 2.1.2 above; (d) the directors of Newco in effect at the Effective Time will be the directors of the Company as the surviving corporation, and the officers of Newco will be the officers of the Company as the surviving corporation; (e) each share of Company Common Stock outstanding immediately prior to the Effective Time will be converted as provided in Section 2.1.1; and (f) the Merger will, at and after the Effective Time, have all of the effects provided by applicable law.

	2.4	TAX-FREE REORGANIZATION

   The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Code. The parties believe that the value of the TGI Common Stock to be received in the Merger is equal to the value of the Company Common Stock to be surrendered in exchange therefor. The TGI Common Stock issued in the Merger will be issued solely in exchange for the Company Common Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to, the consideration paid for the Company Common Stock. TGI represents now, and as of the Closing, that it presently intends to continue the Company's historic business or use a significant portion of the Company's business assets in a business. The provisions and representations contained or referred to in this Section 2.4 shall survive until the expiration of the applicable statute of limitations. Seller acknowledges that he has received his own independent tax advice and counsel with respect to the Merger and the transactions contemplated herein and is not relying on representations made by TGI or its counsel, accountants or advisors with respect to such tax matters.

	2.5	PURCHASE ACCOUNTING TREATMENT

   The Parties intend that the Merger be treated as a "purchase" for accounting purposes.

	2.6	WAIVER OF DISSENTERS RIGHTS

   Seller hereby waives any and all rights he has to dissent from the Merger under Kentucky law.

	2.7 	CLOSING.

  The consummation of the purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of TGI's counsel, Womble Carlyle Sandridge & Rice, PLLC, located at Suite 700, 1275 Peachtree Street, N.E., Atlanta, Georgia 30309, at 10:00 a.m. (local time) on August 15, 1997, or at such time and place as the parties may agree.

	2.8	CLOSING OBLIGATIONS

   At the Closing:

	(a) 	Seller will deliver to TGI:

		(i) 	certificates representing his shares of Company Common
Stock, duly endorsed for transfer to TGI (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank;

	(ii) 	releases and resignations from the officers and directors
of the Company duly executed by such parties;

	(iii) 	a noncompetition agreement in the form of Exhibit "B,"
executed by Seller (the "Noncompetition Agreement");

		(iv)	an escrow agreement in the form of Exhibit "C," executed
by Seller;

		(v)	an employment agreement in the form of Exhibit "D,"
executed by Seller (the "Employment Agreement"); and

		(vi)	a subscription agreement for the shares of TGI Common
Stock to be issued in the Merger in the form of Exhibit "E."

	(b) 	TGI will deliver to Seller:

	(i) 	a share certificate representing the TGI Common Stock
issued in the Merger in the name of the Seller; and

		(ii)	the Employment Agreement.

	2.9	MANDATORY STOCK REDEMPTION

   During the ten (10) month period beginning October 15, 1997 (the "Redemption Period"), Seller shall have the right to require TGI to redeem all or any part of a number of shares of TGI Common Stock determined by dividing US $300,000 by the Market Value per share at Closing (determined as set forth in Section 2.1.1 hereof), for a purchase price per share equal to the Market Value, if Seller notifies TGI in writing of his election to have such shares redeemed (a "Redemption Request"). Within sixty (60) days after receipt of a Redemption Request, to the extent TGI has lawful funds available to do so, TGI shall redeem such shares by paying in cash the purchase price therefor. Seller shall surrender the certificate representing such shares to TGI, properly endorsed for transfer and cancellation. If less than all of the shares represented thereby are being redeemed by TGI, TGI shall cause a new certificate to be issued to Seller, representing the balance of the shares not redeemed. The rights granted to the Sellers hereunder shall expire, whether or not exercised in whole or in part, on the first (1st) anniversary of the Closing Date.

	The parties acknowledge that the foregoing redemption right is based on the desire of the Seller to receive a minimum cash amount for a certain number of shares of TGI Common Stock.
Therefore, notwithstanding the foregoing or anything to the contrary herein, the number of shares which Seller may require
TGI to redeem shall be reduced by the dollar amount of the gross proceeds resulting from any sale by such Seller of shares of TGI Common Stock during the Redemption Period. For example, in the event Seller sells shares of TGI Common Stock for gross proceeds of $200,000, then the number of shares subject to redemption hereunder shall be reduced thereby to a total of $100,000 divided by the Market Value per share.

	3.	REPRESENTATIONS AND WARRANTIES OF SELLER

	Seller represents and warrants to TGI as follows:

	3.1 	ORGANIZATION AND GOOD STANDING

	(a) 	Part 3.1 of the Company Disclosure Letter contains a
statement of the Company's jurisdiction of incorporation, a list of all other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

	(b) 	Seller has delivered to TGI copies of the Articles of
Incorporation and Bylaws of the Company, as currently in effect.

	3.2 	AUTHORITY; NO CONFLICT

	(a) 	This Agreement constitutes the legal, valid, and binding
obligation of Seller, enforceable against him in accordance with its terms. Upon the execution and delivery by Seller of the Escrow Agreement, the Noncompetition Agreement, the Employment
Agreement and the Subscription Agreement (collectively, the
"Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against him in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller's Closing Documents and to perform his obligations under this Agreement and the Seller's Closing
Documents.

	(b) 	Neither the execution and delivery of this Agreement nor
the consummation or performance of any of the Contemplated
Transactions will, directly or indirectly (with or without notice or lapse of time):

	(i) 	contravene, conflict with, or result in a violation of (A)
any provision of the Articles of Incorporation or Bylaws of the Company; or (B) any resolution adopted by the board of directors or the stockholders of the Company; or (C) any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any permit or authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company; or (D) any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which the Company is bound; or

	(ii) 	result in the imposition or creation of any lien, claim
or encumbrance upon or with respect to any of the assets owned or used by the Company.

	(c)	Except as set forth in Part 3.2 of the Company Disclosure
Letter, neither Seller nor the Company is or will be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated
Transactions.

	3.3 	CAPITALIZATION

   The authorized equity securities of the Company consist of 2,000 shares of common stock, no value per share, of which 101 shares are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all liens, claims or encumbrances. With the exception of the Shares (which are owned by Seller), there are no other outstanding equity securities or other securities of the Company. Other than standard legends with respect to securities matters, no legend or other reference to any purported encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other law or regulation. The Company does not own, nor does it have any contract to acquire, any equity securities or other securities of any person (other than the Company) or any direct or indirect equity or ownership interest in any other business.

	3.4 	FINANCIAL STATEMENTS

   Seller has delivered to TGI: (a) unaudited balance sheets of the Company as at February 28 in each of the years 1991 through 1996, and the related unaudited statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, and (b) a balance sheet of the Company as at June 30 (the "Balance Sheet"). Such financial statements and the notes thereto fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with financial principles, consistently applied throughout the periods involved.

	3.5 	BOOKS AND RECORDS

   The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to TGI, are complete and correct and have been maintained in accordance with applicable law. The minute books of the Company contain accurate and complete records of all meetings of, and corporate actions taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

	3.6 	TITLE TO PROPERTIES; ENCUMBRANCES

   The Company owns good and marketable title to the properties and assets located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet, and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet. All material properties and assets reflected in the Balance Sheet are free and clear of all liens, claims or encumbrances and are not, in the case of real property, subject to any use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (b) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other person.

	3.7 	CONDITION AND SUFFICIENCY OF ASSETS

   Except as set forth on Part 3.7 of the Company Disclosure Letter, the buildings, plants, structures, and equipment owned or leased by the Company are structurally sound, are not in need of extraordinary repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment owned or leased by the Company are sufficient for the continued conduct of the Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

	3.8 	ACCOUNTS RECEIVABLE

   Except as set forth on Part 3.8 of the Company Disclosure Letter, all accounts receivable of the Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the accounts receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet. There is no contest, claim, or right of set-off relating to the amount or validity of such accounts receivable.

	3.9 	NO UNDISCLOSED LIABILITIES

   The Company has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the ordinary course of business since the dates thereof.

	3.10 	TAXES

	(a) 	The Company has filed or caused to be filed on a timely
basis all tax returns that are or were required to be filed by or with respect to it. The Company has paid, or made provision for the payment of, all taxes that have or may have become due for all periods prior to Closing.

	(b) 	Except as set forth on Part 3.10 of the Company Disclosure
Letter, no United States, federal or state income tax returns of the Company have been audited by the IRS or relevant state tax authorities. Neither Seller nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other person) of any statute of limitations relating to the payment of taxes of the Company.

	(c) 	The charges, accruals, and reserves with respect to taxes
on the books of the Company are adequate and are at least equal to the Company's liability for taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet. All taxes that the Company is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person.

	(d) 	All tax returns filed by the Company are true, correct,
and complete. The Company is not, and within the five-year period preceding the Closing Date has not been, an "S" corporation.

	3.11 	NO MATERIAL ADVERSE CHANGE.

  Except as set forth on Part 3.11 of the Disclosure Letter, since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

	3.12 	EMPLOYEE BENEFITS

   Part 3.12 of the Company Disclosure Letter contains a list of all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by the Company (the "Plans"), including, without limitation, all "employee benefit plans" as defined in Section 3(3) of ERISA. All contributions due from the Company with respect to any of the Plans have been made or accrued on the Company's financial statements, and no further contributions will be due or will have accrued thereunder as of the Closing. Each of the Plans, and its operation and administration, is, in all material respects, in compliance with all applicable, federal, state, local and other governmental laws and ordinances, orders, rules and regulations, including the requirements of ERISA and the Internal Revenue Code. All such Plans that are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) which are intended to qualify under I.R.C. Section 401(a)(8) have received favorable determination letters that such plans satisfy all qualification requirements. In addition, the Company has not been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA, with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which the Company sponsors as employer or in which the Company participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax.

	3.13    COMPLIANCE

	(a)	The Company is and at all times has conducted its business
and the ownership and use of its assets in substantial compliance with all applicable laws.

	(b)	Part 3.13 of the Company Disclosure Letter contains a
complete and accurate list of each permit or governmental consent or authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each such permit or governmental consent or authorization is valid and in full force and effect and constitutes all of the governmental authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner currently conducted.

	3.14	LITIGATION

	(a) 	Except as set forth in Part 3.14 of the Company Disclosure
Letter, there is no pending or to the knowledge of the Seller, threatened action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

	(b) 	There is no order or court decision to which the Company,
the Seller, any director or officer of the Company, or any of the assets owned or used by the Company, is subject.

	3.15	ABSENCE OF CHANGES

   Since the date of the Balance Sheet, the Company has conducted its business only in the ordinary course and there has not been any:

	(a) 	change in the Company's authorized or issued capital
stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any purchase, redemption or stock retirement rights, or any acquisition by the Company of any shares of its capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

	(b) 	amendment to the Articles of Incorporation or Bylaws of
the Company;

	(c) 	payment or increase by the Company of any bonuses,
salaries, or other compensation to any stockholder, director, officer, or employee (except normal payments and increases in the ordinary course of business consistent with past practices), or entry into any employment, severance, or similar contract with any director, officer, or employee;

	(d) 	adoption of, or increase in the payments to or benefits
under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

	(e) 	damage to or destruction or loss of any material asset or
property of the Company, whether or not covered by insurance;

	(f) 	entry into, termination of, or receipt of notice of
termination of any material contract or any contract or transaction involving a total remaining commitment by or to the Company of at least $50,000;

	(g) 	sale, lease, or other disposition of any material asset or
property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company;

	(h) 	material change in the accounting methods used by the
Company; or

	(i) 	agreement, whether oral or written, by the Company to do
any of the foregoing.

	3.16 	CONTRACTS; NO DEFAULTS

	(a) 	Part 3.16 of the Company Disclosure Letter contains a
complete and accurate list (except the items referenced in Section 3.16(a)(i) below need not be included in such list), and Seller has delivered to TGI true and complete copies, of:

	(i) 	each contract that involves performance of services or
delivery of goods or materials by or to the Company of an amount or value in excess of $50,000;

	(ii) 	each lease, license, installment and conditional sale
agreement, and other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

	(iii) 	each collective bargaining agreement and other contract
to or with any labor union or other employee representative or a group of employees;

	(iv) 	each joint venture, partnership, and other contract
involving a sharing of profits, losses, costs, or liabilities by the Company with any other person;

	(v) 	each contract containing covenants that in any way purport
to restrict the business activity of the Company;

	(vi) 	each power of attorney that is currently effective and
outstanding; and

	(vii) 	each written warranty, guaranty, and or other similar
undertaking by the Company.

	(b) 	Each contract identified or required to be identified in
Part 3.16 of the Company Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms. The Company is, and at all times has been, in compliance with all material applicable terms and requirements of each contract. To the best of Seller's knowledge, each third party to any contract with the Company is, and at all times has been, in compliance with all material applicable terms and requirements of such contract. The Company has not given nor received notice from any other person regarding any actual, alleged, possible, or potential violation or breach of, or default under, any contract, and no material default or event of default has occurred thereunder.

	3.17 	INSURANCE

	(a) 	Seller has delivered to TGI true and complete copies of
all insurance policies to which the Company is a party or under which the Company is or has been covered at any time within the five (5) years preceding the date of this Agreement, and true and complete copies of all pending applications for policies of insurance.

	(b) 	Except as set forth on Part 3.17 of the Company Disclosure
Letter, all policies to which the Company is a party or that provide coverage to either Seller, the Company, or any director or officer of the Company (i) are valid, outstanding, and enforceable; (ii) in the Seller's judgment, are issued by an insurer that is financially sound and reputable; (iii) provide adequate insurance coverage, in the Seller's judgment, for the assets and the operations of the Company for all risks normally insured against in the Company's industry; (iv) will continue in full force and effect following the consummation of the Contemplated Transactions; and (v) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

	(c)	Except as set forth on Part 3.17 of the Company's
Disclosure Letter, neither Seller nor the Company has received
(i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

	(d)	The Company has paid all premiums due, and have otherwise
performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company.
The Company has given notice to the insurer of all claims that may be insured thereby.

	3.18 	ENVIRONMENTAL MATTERS

	(a) 	Except as set forth on Part 3.18 of the Company Disclosure
Letter, the Company is, and at all times has been, in substantial compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Seller has no basis to expect, nor has Seller or the Company received, any actual or threatened order, notice, or other communication from
(i) any governmental body or private citizen, or (ii) the current or prior owner or operator of any facilities owned or leased by the Company, of any actual or potential violation or failure to comply with any Environmental Law.

	(b) 	Except as set forth on Part 3.18 of the Company Disclosure
Letter, there are no Hazardous Materials present on or at the facilities owned or leased by the Company or, to the knowledge of the Seller, at any adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps or equipment, or incorporated into any structure therein or thereon.

	(c) 	Seller has delivered to TGI true and complete copies and
results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or the Company pertaining to Hazardous Materials in, on, or under the facilities owned or leased by the Company.

	3.19 	EMPLOYEES; INDEPENDENT CONTRACTORS

	(a) 	To the knowledge of the Seller, no employee or independent
contractor of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties to the Company, or (ii) the ability of the Company to conduct its business.

	(b)	All persons rendering services to the Company have been
properly characterized and treated as either employees or independent contractors, and the Company has not received notice of, nor does Seller have any reason to believe that, such treatment will be challenged by the IRS or otherwise.

	3.20	LABOR RELATIONS; COMPLIANCE

	(a)	The Company has not been nor is it now a party to any
collective bargaining or other labor contract. There is not presently pending or existing, and there is not, to the Seller's knowledge, threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting the Company relating to the alleged violation of any applicable law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Company, or (c) any application for certification of a collective bargaining agent.
There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has substantially complied in all respects with the legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

	(b) 	The Company is, and at all times has been, in substantial
compliance with, and has not been and is not in violation of or liable under, any Occupational Safety and Health Law. Seller has no basis to expect, nor has Seller or the Company received, any actual or threatened order, notice, or other communication from any person of any actual or potential violation or failure to comply with any Occupational Safety and Health Law.

	3.21 	INTELLECTUAL PROPERTY

	(a) 	Intellectual Property Assets--The term "Intellectual
Property Assets" includes:

	(i)	the Company name, all fictional business names, trade
names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

	(ii)	all patents, patent applications, and inventions and
discoveries that may be patentable (collectively, "Patents");

	(iii)	all copyrights in both published works and unpublished
works (collectively, "Copyrights"); and

	(iv)	all know-how, trade secrets, confidential information,
customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"), owned, used, or licensed by the Company.

	(b) 	The Company owns  all right, title, and interest in and to
each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

	3.22	RELATIONSHIPS WITH RELATED PERSONS

   Except as set forth on Part 3.22 of the Disclosure Letter, no Seller or any related person or affiliate of Seller or of the Company has, or has had, any interest in any property used in the Company's business. Seller nor any related person or affiliate of Seller or of the Company is, or has owned, directly or indirectly, an equity interest or any other financial or profit interest in, an entity that has (i) had business dealings or a material financial interest in any transaction with the Company; or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company. Seller nor any related person or affiliate of Seller or of the Company is a party to any contract with the Company.

	3.23	BROKERS OR FINDERS

   Neither the Company, Seller or their respective agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

	3.24	DISCLOSURE

   No representation or warranty of Seller in this Agreement and no statement in the Company Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to Seller that has specific application to Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Company Disclosure Letter.

	3.25	SUBSIDIARIES

   The Company has no subsidiaries other than Capitol Brokerage, Inc., incorporated on June 30, 1993, in the State of Kentucky (the "Subsidiary"). The Subsidiary (i) was duly incorporated, is validly existing and in good standing; (ii) has no assets other than the ICC Authority No. MC-265932 (the "Permit"); (iii) has conducted no operations other than trucking brokerage services and has no outstanding liabilities or obligations whatsoever. It is acknowledged that the insurance bond required to maintain the Permit has been provided at the Seller's expense and must be reimbursed to Seller by the Company after Closing.

	4.	REPRESENTATIONS AND WARRANTIES OF TGI

	TGI has delivered to the Seller herewith TGI's Disclosure
Letter.  TGI represents and warrants to Seller as follows:

	4.1	ORGANIZATION AND GOOD STANDING

   TGI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida.

	4.2	AUTHORITY; NO CONFLICT

	(a) 	This Agreement constitutes the legal, valid, and binding
obligation of TGI, enforceable against TGI in accordance with its terms. Upon the execution and delivery by TGI of the Employment Agreement, the Employment Agreement will constitute the legal, valid and binding obligation of TGI, enforceable in accordance with its terms. TGI has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations hereunder.

	(b) 	Neither the execution and delivery of this Agreement by
TGI nor the consummation or performance of any of the Contemplated Transactions by TGI will contravene, conflict with, result in a violation of or give any person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

	(i) 	any provision of TGI's Articles of Incorporation or Bylaws;

	(ii) 	any resolution adopted by the board of directors or the
stockholders of TGI;

	(iii) 	any legal requirement or order to which TGI may be
subject; or

	(iv) 	any contract to which TGI is a party or by which TGI may
be bound.

	(c)	TGI is not and will not be required to give any notice to
or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

	4.3	INVESTMENT INTENT

  TGI is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

	4.4	CERTAIN PROCEEDINGS

  There is no pending proceeding that has been commenced against TGI and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

	4.5	BROKERS OR FINDERS

  Except as set forth in Schedule 4.5, TGI and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

	4.6	SEC FILINGS

   TGI has filed all reports required to be filed prior to the date hereof under the Securities Exchange Act of 1934, as amended. All such filings complied in all material respects with applicable law, and no such filing contained a material misstatement or omission on the date of such filing.

	4.7	TGI STOCK

   Upon consummation of the Merger and fulfillment of the conditions set forth herein, the shares of TGI Common Stock to be issued to Seller in connection with the Merger will be fully paid, duly authorized, validly issued and non-assessable.

	4.8	DISCLOSURE

   No representation or warranty of TGI in this Agreement or in the TGI Disclosure Letter contains a material misstatement or omits a material fact necessary to make the statements herein or therein not misleading.

	5.	COVENANTS OF SELLER AND TGI

	5.1	PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

   Except as expressly provided in this Agreement, Seller will cause all indebtedness owed to the Company by Seller or any related person of Seller to be paid in full prior to Closing.

	5.2	INDEMNIFICATION

   Concurrently with the execution hereof, TGI will deliver to Seller an Assumption and Indemnification Agreement executed by
T. Wayne Davis, the majority shareholder of TGI. In addition, TGI agrees to use its best efforts to obtain the release of Seller from any guarantee of any debt or obligation of the Company given by Seller.

	5.3	COMPANY DEBT

   TGI agrees to cause the Company to repay to Seller sixty (60) days after the Closing Date, the indebtedness owed to Seller by the Company in the approximate amount of $120,000.

	5.4	LEASES

   Concurrently with the execution hereof, the Company is entering into facility and warehouse leases with Seller on terms mutually agreeable to TGI, the Company and Seller.

	5.5	SEC REPORTING

   TGI agrees to file all reports required under the Securities
Exchange Act of 1934, as amended, to allow Seller to avail himself of the resale provisions of Rule 144.

	5.6	ASSIGNMENT OF INSURANCE

   The parties acknowledge and agree that the key man life insurance policy with New York Life Insurance Company currently maintained by the Company with the Seller as named insured will be assigned to the Seller after the Closing for no additional consideration.

	6.	CONDITIONS PRECEDENT TO TGI'S OBLIGATION TO CLOSE

	TGI's obligation to purchase the Shares and to take the other actions required to be taken by TGI at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by TGI, in whole or in part):

	6.1	ACCURACY OF REPRESENTATIONS

   All of Seller's representations and warranties in this agreement must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Company Disclosure Letter.

	6.2	SELLER'S PERFORMANCE

   All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all respects.

	6.3	CONSENTS

   Each of the consents identified in Part 3.2 of the Company
Disclosure Letter, and each consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

	6.4	ADDITIONAL DOCUMENTS

   Each of the following documents must have been delivered to
TGI:

	(a) 	an opinion of counsel to the Company and the Seller, dated
the Closing Date, in form acceptable to TGI; and

	(b) 	such other documents as TGI may reasonably request for the
purpose of (i) enabling its counsel to provide the opinion referred to in Section 7.4(a); (ii) evidencing the accuracy of any of Seller's representations and warranties; (iii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller; (iv) evidencing the satisfaction of any condition referred to in this Section 6; or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

	6.5	NO PROCEEDINGS

   Since the date of this Agreement, there must not have been commenced or threatened against TGI or Seller or the Company, or against any person affiliated with TGI or Seller or the Company, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

	6.6	NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

   There must not have been made or threatened by any person any claim asserting that such person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

	7.	CONDITIONS PRECEDENT TO SELLER'S  OBLIGATION TO CLOSE

	Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

	7.1	ACCURACY OF REPRESENTATIONS

   All of TGI's representations and warranties in this Agreement must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing
Date as if made on the Closing Date.

	7.2	TGI'S PERFORMANCE

   All of the covenants and obligations that TGI is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all respects.

	7.3	CONSENTS

   Each of the consents identified in Part 3.2 of the Company
Disclosure Letter must have been obtained and must be in full force and effect.

	7.4	ADDITIONAL DOCUMENTS

   TGI must have caused the following documents to be delivered to Seller:

	(a) 	an opinion of Womble Carlyle Sandridge & Rice, PLLC, dated
the Closing Date, in form acceptable to Seller; and

	(b) 	such other documents as Seller may reasonably request for
the purpose of (i) enabling its counsel to provide the opinion referred to in Section 6.4(a); (ii) evidencing the accuracy of any representation or warranty of TGI; (iii) evidencing the performance by TGI of, or the compliance by TGI with, any covenant or obligation required to be performed or complied with by TGI; (iv) evidencing the satisfaction of any condition referred to in this Section 7; or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

	7.5	NO PROCEEDINGS

   Since the date of this Agreement, there must not have been commenced or threatened against TGI or Seller or the Company, or against any person affiliated with TGI or Seller or the Company, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

	8.	TERMINATION

	8.1	TERMINATION EVENTS

   This Agreement may, by notice given prior to or at the Closing, be terminated:

 (a) 	by either TGI or Seller if a material breach of any
provision of this Agreement has been committed by the other party and such breach has not been waived;

	(b) (i) 	by TGI if any of the conditions in Section 6 has not
been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of TGI to comply with its obligations under this Agreement) and TGI has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in
Section 7 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

	(c) 	by mutual consent of TGI and Seller; or

	(d) 	by either TGI or Seller if the Closing has not occurred
(other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before August 31, 1997, or such later date as the parties may agree upon.

	8.2	EFFECT OF TERMINATION

   Each party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.1 and
10.3 will survive.

	9.	INDEMNIFICATION; REMEDIES

	9.1	SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

   All representations, warranties, covenants, and obligations in this Agreement, the Company Disclosure Letter, the supplements to the Company Disclosure Letter, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages (as defined below) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

	9.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

   Seller will indemnify and hold harmless TGI, the Company, and their respective representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

	(a) 	any breach of any representation or warranty made by
Seller in this Agreement, the Company Disclosure Letter, the supplements to the Company Disclosure Letter, or any other certificate or document delivered by Seller pursuant to this Agreement;

	(b) 	any breach by Seller of any covenant or obligation of
Seller or the Company in this Agreement;

	(c) 	any product shipped or manufactured by, or any services
provided by, the Company prior to the Closing Date; or

	(d) 	any claim by any person for brokerage or finder's fees or
commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with Seller or the Company (or any person acting on their behalf) in connection with any of the Contemplated Transactions.

	The remedies provided in this Section 9.2 will not be exclusive of or limit any other remedies that may be available to TGI or the other Indemnified persons.

	9.3	INDEMNIFICATION AND PAYMENT OF DAMAGES BY TGI

   TGI will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by TGI in this Agreement, the TGI Disclosure Letter, any supplement to the TGI Disclosure Letter, any Schedule to this Agreement or in any certificate or document delivered by TGI pursuant to this Agreement, (b) any breach by TGI of any covenant or obligation of TGI in this Agreement, or (c) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with TGI (or any person acting on its behalf) in connection with any of the Contemplated Transactions.

	9.4	TIME LIMITATIONS

   If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty other than those in Sections 3.3, 3.10, 3.12, 3.18 and 3.19, unless on or before the third (3rd) anniversary of the Closing Date TGI notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by TGI. A claim with respect to Sections 3.3, 3.10, 3.12, 3.18 or 3.19, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, TGI will have no liability (for indemnification or otherwise) with respect to any representation or warranty, unless on or before the third (3rd) anniversary of the Closing Date Seller notifies TGI of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

	9.5	ESCROW

   At the Closing, the Seller will deposit 64,128 shares of TGI's common stock that are issued to the Seller pursuant to
Section 2.2 hereof (the "Escrow Shares") with a bank or trust company located within the State of Georgia which will act as an escrow agent (the "Escrow Agent"), who will hold the Escrow Shares in escrow as collateral for the indemnification obligations of the Seller under this Agreement. The Escrow Shares will be released to the Seller on the first (1st) anniversary of the date hereof, if no indemnification claims are then outstanding and will serve as security for the Seller's indemnity obligations as set forth in the Escrow Agreement.

	9.6	PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

	(a) 	Promptly after receipt by an Indemnified Person (which
term shall include Seller for purposes of this Section 9.6) of notice of the commencement of any proceeding against it, such Indemnified Person will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the Indemnified Person's failure to give such notice.

	(b) 	If any proceeding referred to in Section 9.6(a) is brought
against an Indemnified Person and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will, unless the claim involves taxes, be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to the Indemnified Person and, after notice from the indemnifying party to the Indemnified Person of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this
Section 9 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of applicable laws or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten (10) days after such notice is given, give notice to the Indemnified Person of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Person.

	(c) 	Notwithstanding the foregoing, if an Indemnified Person
determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

	9.7	PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

   A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

	10.	GENERAL PROVISIONS

	10.1	EXPENSES

   Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated
Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

	10.2	PUBLIC ANNOUNCEMENTS

   Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued at such time and in such manner as TGI determines. Unless consented to by TGI in advance or required by applicable law, prior to the Closing Seller shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person. Seller and TGI will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and TGI will have the right to be present for any such communication.

	10.3	CONFIDENTIALITY

   Between the date of this Agreement and the Closing Date, TGI and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of TGI and the Company to maintain in confidence, any written information stamped "confidential" when originally furnished by another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

	10.4	NOTICES

  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

	Seller:			Mr. Jerry Pennington
       				Capitol Warehouse, Inc.
       				2101 South Ninth Street
       				Louisville, Kentucky 40208
       				Facsimile No.: (502) 634-5821


	with a copy to: 	Herb Liebman, Esq.
       				Liebman & Liebman
       				403 West Main Street
       				Frankfort, Kentucky 40601
       				Facsimile No.: (502) 266-2001

	TGI:	 		Transit Group, Inc.
     				3350 Cumberland Circle, Suite 1900
     				Atlanta, Georgia  30339
     				Attention:  Philip A. Belyew, President
     				Facsimile No.:  (770) 984-5401


	with a copy to: 	G. Donald Johnson, Esq.
     				Womble Carlyle Sandridge & Rice, PLLC
     				1275 Peachtree Street, N.E., Suite 700
     				Atlanta, Georgia  30309
     				Facsimile No.:  (404) 888-7490


	10.5	JURISDICTION; SERVICE OF PROCESS

   Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Georgia, County of Cobb, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

	10.6	FURTHER ASSURANCES

   The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

	10.7	WAIVER

   The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

	10.8	ENTIRE AGREEMENT AND MODIFICATION

   This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between TGI and Seller) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

	10.9	COMPANY DISCLOSURE LETTER

   The disclosures in the Company Disclosure Letter, and those in any supplement thereto, relate only to the representations and warranties in the Section of the Agreement to which they expressly refer. In the event of any inconsistency between the statements in the body of this Agreement and those in the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

	10.10	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

   Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

	10.11	SEVERABILITY

   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

	10.12	SECTION HEADINGS, CONSTRUCTION

   The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

	10.13	TIME OF ESSENCE

   With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

	10.14	GOVERNING LAW

   This Agreement will be governed by the laws of the State of Kentucky without regard to conflicts of laws principles.

	10.15	COUNTERPARTS

   This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

 IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

						TGI:

						TRANSIT GROUP, INC.
						f/k/a General Parcel Service, Inc.

						BY: (Signed)
         ____________________________________
  							PHILIP A. BELYEW, President


						SELLER:

          (Signed)
						__________________________________________

						JERRY PENNINGTON


						THE "COMPANY":

  				CAPITOL WAREHOUSE, INC.

						BY: (Signed)
         ____________________________________

							JERRY PENNINGTON, President